Filed under Rule 424(b)(3)
                                          Registration No. 333-4837

SUPPLEMENT NO. 4
To Prospectus daed June 12, 1996


                              MCA FINANCIAL CORP.

                                  $6,000,000
                         11% Subordinated Debentures,
                        Series 1996, Due June 30, 2002


         This Supplement No. 4 extends the Expiration Date of the Exchange Offer from 5:00 p.m., Charlotte, North Carolina time, on March 14, 1997 to 5:00 p.m., Charlotte, North Carolina time, on April 11, 1997.

         The information contained in this Supplement No. 4 is incorporated by reference into the Prospectus and Supplement No. 2. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Prospectus or the Supplements thereto.







             The date of this Supplement No. 4 is March 20, 1997.